Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260126

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED OCTOBER 22, 2021)

TMC THE METALS COMPANY INC.

Up to 264,438,297 Common Shares
Up to 9,500,000 Warrants

This prospectus supplement no. 1 (this “Supplement”) supplements the prospectus dated October 22, 2021 (the “Prospectus”) relating to the issuance by us of up to an aggregate of 24,500,000 of our common shares, without par value (“Common Shares”), which consists of (i) up to 9,500,000 Common Shares that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, Sustainable Opportunities Acquisition Corp. (“SOAC”), at an exercise price of $11.50 per Common Share, and (ii) up to 15,000,000 Common Shares that are issuable upon the exercise of 15,000,000 warrants issued in connection with the initial public offering of SOAC (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”).

The Prospectus and this Supplement also relate to the resale from time to time by the Selling Securityholders named in the Prospectus (the “Selling Securityholders”) of up to (i) 9,500,000 Private Placement Warrants, (ii) 9,500,000 Common Shares that may be issued upon exercise of the Private Placement Warrants, (iii) 11,578,620 Common Shares that may be issued upon exercise of the Allseas Warrant (as defined in the Prospectus), (iv) 6,759,000 Common Shares held by SOAC’s sponsor, Sustainable Opportunities Holdings LLC (the “Sponsor”), SOAC’s former directors and certain of their transferees (collectively, the “Founder Shares”), (v) 11,030,000 Common Shares issued in the PIPE Financing (as defined in the Prospectus), (vi) 131,178,480 Common Shares issued to certain shareholders of DeepGreen (as defined in the Prospectus) pursuant to the Business Combination Agreement (as defined in the Prospectus), (vii) 77,277,244 Common Shares issuable to certain shareholders of DeepGreen upon the conversion of DeepGreen Earnout Shares (as defined in the Prospectus) pursuant to the Business Combination Agreement, (viii) 1,241,000 Common Shares issuable to the Sponsor and its transferees upon the conversion of Sponsor Earnout Shares (as defined in the Prospects) and (ix) 873,953 Common Shares issued to certain service providers to DeepGreen.

The Prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in the Prospectus.

We will not receive any proceeds from the sale of Common Shares or Private Placement Warrants by the Selling Securityholders or of Common Shares by us pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Warrants.

However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to the Prospectus.

We registered certain of the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution” in the Prospectus.

This Supplement incorporates into the Prospectus the information set forth below that we announced on November 11, 2021 regarding our financial statements for the three and six month periods ended March 31, 2021 and June 30, 2021, respectively.

You should read this Supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This Supplement is qualified by reference to the Prospectus except to the extent that the information in this Supplement supersedes the information contained in the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Common Shares and Public Warrants are listed on Nasdaq under the symbols “TMC” and “TMCWW,” respectively. On November 11, 2021, the closing price of our Common Shares was $3.13 and the closing price for our Public Warrants was $0.95.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 12, 2021.

On November 11, 2021, we announced that we restated our financial statements as of and for the three month period ended March 31, 2021 and as of and for the six month period ended June 30, 2021 (the “Affected Periods”). The restatement resulted from the following items identified by us while preparing our financial statements as of and for the three and nine months ended September 30, 2021:

(a)	certain invoices for exploration expenses received in August 2021 after the end of the quarter ended June 30, 2021 were not appropriately accrued as of June 30, 2021, resulting in a $2.7 million understatement of each of exploration expenses, accounts payable and accrued liabilities as of and for the three and six month period ended June 30, 2021; and

(b)	our expensing of options granted in the first quarter of 2021 under our Short-Term Incentive Plan based on the grantee’s historical start date with us rather than the grant date of the options on March 4, 2021 as required by US Generally Accepted Accounting Principles, resulting in a $1.8 million overstatement of stock-based compensation expenses as of and for the three period ended March 31, 2021, and $0.3 million understatement and $1.5 million overstatement of stock-based compensation expenses as of and for the three and six period ended June 30, 2021, respectively.

Therefore, we are restating our financial statements for the Affected Periods as part of our financial statements as of and for the three and six months ended September 30, 2021 (the “Restatement”).

The following summarizes the effect of the Restatement on each financial statement line item for each period presented in the Prospectus.

TMC the metals company Inc.

Condensed Consolidated Balance Sheets

(in thousands of US Dollars)

(Unaudited)

		As at March 31, 2021	As at June 30, 2021
Accounts payable and accrued liabilities	As previously reported	6,430	9,033
	Adjustments[1]	-	2,663
	As restated	6,430	11,696

Total liabilities	As previously reported	44,075	45,869
	Adjustments[1]	-	2,663
	As restated	44,075	48,532

Additional paid in capital	As previously reported	63,576	74,069
	Adjustments[2]	(1,848)	(1,528)
	As restated	61,728	72,541

Deficit	As previously reported	(220,416)	(246,573)
	Adjustments[2]	1,848	(1,135)
	As restated	(218,568)	(247,708)

Total shareholders' equity	As previously reported	25,631	15,731
	Adjustments[1]	-	(2,663)
	As restated	25,631	13,068

1.	Reflects increase of $2.7 million in exploration expenses for the six month ended June 30, 2021 to accrue for certain exploration invoices as at June 30, 2021.

2.	Reflects decrease of $1.8 million and $1.5 million of stock-based compensation expenses for the three months ended March 31, 2021 and six months ended June 30, 2021, respectively.

TMC the metals company Inc.
Condensed Consolidated Statements of Loss and Comprehensive Loss (in thousands of US Dollars, except per share amounts) (Unaudited)

		Three Months Ended March 31, 2021	Three Months Ended June 30, 2021[4]	Six Months Ended June 30, 2021
Exploration expenses	As previously reported	39,364	15,372	54,736
	Adjustments[1,2]	(1,257)	2,854	1,597
	As restated	38,107	18,226	56,333

General and administrative expenses	As previously reported	17,955	10,311	28,266
	Adjustments[3]	(591)	129	(462)
	As restated	17,364	10,440	27,804

Operating loss	As previously reported	57,319	25,683	83,002
	Adjustments[1,2,3]	(1,848)	2,983	1,135
	As restated	55,471	28,666	84,137

Loss and comprehensive loss for the period	As previously reported	57,558	26,157	83,715
	Adjustments[1,2,3]	(1,848)	2,983	1,135
	As restated	55,710	29,140	84,850

Loss per share - Basic and diluted	As previously reported	0.30	0.13	0.43
	Adjustments[1,2,3]	(0.01)	0.02	0.01
	As restated	0.29	0.15	0.44

1.	Reflects decrease of $1.3 million for the three months ended March 31, 2021 and increase of $0.2 million and decrease of $1.1 million for the three and six months ended June 30, 2021, respectively, related to stock-based compensation expense.

2.	Reflects increase of $2.7 million to accrue for certain material exploration invoices for the three and six months ended June 30, 2021.

3.	Reflects decrease of $0.6 million for the three months ended March 31, 2021 and increase of $0.1 million and decrease of $0.5 million for the three and six months ended June 30, 2021, respectively, related to stock-based compensation expense.

4.	Results for the three month period ended June 30, 2021 have not been previously reported on a standalone basis.

TMC the metals company Inc.

Condensed Consolidated Statements of Changes in Shareholders’ Equity

(in thousands of US Dollars)

(Unaudited)

		As at March 31, 2021	As at June 30, 2021
Additional paid in capital	As previously reported	63,576	74,069
	Adjustments[1]	(1,848)	(1,528)
	As restated	61,728	72,541

Deficit	As previously reported	(220,416)	(246,573)
	Adjustments[1,2]	1,848	(1,135)
	As restated	(218,568)	(247,708)

Total shareholders' equity	As previously reported	25,631	15,731
	Adjustments[2]	-	(2,663)
	As restated	25,631	13,068

1.	Reflects decrease of $1.8 million for the three months ended March 31, 2021 and decrease of $1.5 million for the six months ended June 30, 2021 related to stock-based compensation expense.

2.	Reflects increase of $2.7 million to accrue for certain exploration invoices for the six months ended June 30, 2021.

TMC the metals company Inc.
Condensed Consolidated Statements of Cash Flows (in thousands of US Dollars) (Unaudited)

		Three Months Ended March 31, 2021	Six Months Ended June 30, 2021
Loss for the period	As previously reported	(57,558)	(83,715)
	Adjustments[1,2]	1,848	(1,135)
	As restated	(55,710)	(84,850)

Expenses settled in share-based payments	As previously reported	45,059	60,128
	Adjustments[1]	(1,848)	(1,528)
	As restated	43,211	58,600

Accounts payable and accrued liabilities	As previously reported	2,114	4,719
	Adjustments[2]	-	2,663
	As restated	2,114	7,382

1.	Reflects decrease of $1.8 million for the three months ended March 31, 2021 and decrease of $1.5 million for the six months ended June 30, 2021 related to stock-based compensation expense.

2.	Reflects increase of $2.7 million to accrue for certain exploration invoices for the six months ended June 30, 2021.

The following summarizes the effect of the Restatement on each line item set forth below in the unaudited pro forma condensed combined financial information for each period presented in the Prospectus.

TMC the metals company Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheets

As of June 30, 2021

(Amounts in U.S. dollars)

		SOAC (Historical)	DeepGreen Metals (Historical)	Pro Forma Transaction Adjustments	Combined Pro Forma
Accounts payable and accrued liabilities	As previously reported	7,289	9,033	(6,713)	9,609
	Adjustments[1]	-	2,663	-	2,663
	As restated	7,289	11,696	(6,713)	12,272

Total liabilities	As previously reported	53,544	45,869	(55,614)	43,799
	Adjustments[1]	-	2,663	-	2,663
	As restated	53,544	48,532	(55,614)	46,462

Additional paid in capital	As previously reported	-	74,069	21,600	95,669
	Adjustments[2]	-	(1,528)	-	(1,528)
	As restated	-	72,541	21,600	94,141

Deficit	As previously reported	(53,118)	(246,573)	43,759	(255,932)
	Adjustments[1,2]	-	(1,135)	-	(1,135)
	As restated	(53,118)	(247,708)	43,759	(257,067)

Total shareholders' equity	As previously reported	(53,117)	15,731	159,639	122,253
	Adjustments[1]	-	(2,663)	-	(2,663)
	As restated	(53,117)	13,068	159,639	119,590

1.	Reflects increase of $2.7 million in exploration expenses for the six months ended June 30, 2021 to accrue for exploration invoices as at June 30, 2021.

2.	Reflects decrease of $1.5 million of stock-based compensation expenses for the six months ended June 30, 2021.

TMC the metals company Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the six months ended June 30, 2021

(Amounts in U.S. dollars, except per share data)

		SOAC (Historical)	DeepGreen Metals (Historical)	Pro Forma Transaction Adjustments	Combined Pro Forma
Exploration expenses	As previously reported	-	54,736	2,343	57,079
	Adjustments[1,2]	-	1,597	-	1,597
	As restated	-	56,333	2,343	58,676

General and administrative expenses	As previously reported	6,490	28,266	-	34,756
	Adjustments[3]	-	(462)	-	(462)
	As restated	6,490	27,804	-	34,294

Operating loss	As previously reported	6,490	83,002	2,343	91,835
	Adjustments[1,2,3]	-	1,135	-	1,135
	As restated	6,490	84,137	2,343	92,970

(Income) loss for the period	As previously reported	(14,694)	83,715	13,841	82,862
	Adjustments[1,2,3]	-	1,135	-	1,135
	As restated	(14,694)	84,850	13,841	83,997

Comprehensive (income) loss for the period	As previously reported	(14,694)	83,715	13,841	82,862
	Adjustments[1,2,3]	-	1,135	-	1,135
	As restated	(14,694)	84,850	13,841	83,997

(Income) loss per share - Basic and diluted	As previously reported	(1.46)	0.43	-	0.37
	Adjustments[1,2,3]	-	0.01	-	0.01
	As restated	(1.46)	0.44	-	0.37

1.	Reflects decrease of $1.1 million for the six months ended June 30, 2021 related to stock-based compensation expense.

2.	Reflects increase of $2.7 million to accrue for certain exploration invoices for the six months ended June 30, 2021.

3.	Reflects decrease of $0.5 million for the six months ended June 30, 2021 related to stock-based compensation expense.